                                  AGREEMENT

     This Agreement dated March 11, 2002 ("Agreement") is by and between BASF Aktiengesellschaft ("Seller") and Abbott Laboratories ("Purchaser").


                                 WITNESSETH:


     WHEREAS, Purchaser and Seller are parties to that certain Purchase Agreement dated as of December 14, 2000 (Number 194 of the Roll of Deeds for 2000 for Dr. Norbert Meister, notar, at Frankfurt am Main), as amended by the Amendment dated as of March 2, 2001 (Number 226 of the Roll of Deeds for 2001 of Dr. Gerhard Pilger, notar, at Frankfurt am Main); the Second Amendment dated as of May 18, 2001 (Number 56 of the Roll of Deeds for 2001 of Dr. Norbert Meister, notar, at Frankfurt am Main), and the Agreement and Third Amendment to the Purchase Agreement dated July 24, 2001 (Number 741 of the Roll of Deeds for 2001 of Dr. Gerhard Pilger, notar, at Frankfurt am Main), pursuant to which Purchaser acquired the Shares and Transferred Patents (collectively, the "Purchase Agreement"); and
     WHEREAS, the Parties have taken different positions as to the Pension Indemnification Amount to be determined according to Section 21.4 of the Purchase Agreement, Seller claiming a Seller Pension Indemnification Amount of 39,747,609 Euro, Purchaser claiming a Purchaser Pension Indemnification Amount of 26,252,000 Euro ("Pension Matters").
     WHEREAS, Purchaser had made a claim in an e-mail by John Poulos to Seller's Joachim Scholz of January 14, 2002 with regard to IT Disentanglement Costs of USD 25,000,000 as specified in Exhibit 1 which was attached to the e-mail of January 14, 2002 ("IT Matters")

     WHEREAS, Purchaser had made a claim in an e-mail by John Poulos to Seller's Joachim Scholz of January 14, 2002 with regard to unanticipated clinical study costs for sibutramine as specified in Exhibit 2 which was attached to the e-mail of January 14, 2002 ("Sibutramine Matter").
     WHEREAS, Purchaser had made a claim in an e-mail by John Poulos to Seller's Joachim Scholz of January 14, 2002 with regard to revised terms of the protium contract with BYK Gulden of USD 30,600,000 as specified in
Exhibit 3 which was attached to the e-mail of January 14, 2002 ("Protium
Matter").
     WHEREAS, the Parties have agreed to amicably settle the Pension Matter, the IT Matter, the Sibutramine Matter and the Protium Matter.
     NOW, THEREFORE, in full and final settlement of the Pension Matter, the IT Matter, the Sibutramine Matter and the Protium Matter the Parties agree as follows:


1.   PENSION MATTER.
1.1 The Parties agree that the Purchaser Pension Indemnification Amount and the Seller Pension Indemnification Amount, as the case may be, is zero (0).
1.2  Seller shall take the actions described in Exhibit 4.


2.   PROTIUM MATTER
     The Parties have agreed to revise Section 15.1(I)(d) of the Purchase Agreement by deleting the clause beginning with "provided that" through the end of such Section and substituting therefore the following:
     The Parties acknowledge that Purchaser and certain of its Affiliates have entered into a new Distribution Agreement dated December 20, 2001 with Byk Gulden (the "Byk Gulden Agreement") under financial terms and conditions which are less favorable to Purchaser than those in the Development and Distribution Agreement dated May 1, 1996 between Knoll, Ltd. and Byk Gulden. In satisfaction of Seller's obligations under this
     Section 15.1(I)(d), commencing on December 1, 2001 and continuing thereafter through the term of the Byk Gulden Agreement, Seller shall pay to Purchaser 28% of the Purchaser's net sales (the "Promotional Fee") of Protium in the United Kingdom, Ireland, Italy and Pakistan.

     Such payments shall be made for each Fiscal Quarter. As used herein, a "Fiscal Quarter" shall be a consecutive three-month period commencing on December 1st, March 1st, June 1st and September 1st. Purchaser shall within 15 business days of each calendar quarter provide an accounting of its net sales of Protium to Seller and the amount of the Promotional Fee. Seller shall pay the Promotional Fee to Purchaser within thirty days after receipt by Seller of the statement from Purchaser that sets forth the amount of the Promotional Fee. Seller shall be entitled annually, at Seller's expense, to audit the calculation of the Promotional Fee. The Promotional Fee shall be limited to an aggregate amount that, calculated from the date hereof, has a net present value of US$30,600,000, with such net present value being calculated with an assumed discount rate of 12.5% (the "NPV Cap"). At such time as the amount of the Promotional Fee made by Seller to Purchaser equals the NPV Cap, Seller shall have no further liability to Purchaser under this Subsection 15.1(I). Attached as Exhibit 3a is an example of the calculation of the Promotional Fee and the application of the NPV Cap.


3.   EBEWE INSURANCE CLAIM.
3.1  Section 24.19 of the Purchase Agreement is deleted in its entirety.
3.2 Seller shall, at the direction of Purchaser, continue to prosecute, bearing its own expenses, the EBEWE insurance claims. Seller shall use its best efforts to settle the EBEWE insurance claims as soon as possible, any settlement being subject to Purchaser's approval. Should the proceeds or recovery from the EBEWE insurance claims be paid to Seller, Seller shall pay such proceeds or recovery to Purchaser or as designated by Purchaser, provided, that in this case Purchaser holds Seller harmless and indemnifies Seller for any claims by EBEWE based on such payment.


4. SAMe INVENTORY. Seller hereby waves any claims against Purchaser for SAMe products delivered to Purchaser on an "as is" basis (former Knoll Bioresearch

         SPA, San Antonino, Switzerland) and hereby assigns any claims it may have with regard to the quality of such delivery to Purchaser.

5.       ALLOCATION.
         Within sixty (60) days after the execution of this Agreement, Purchaser will propose an allocation of the adjustment to the Aggregate Purchase Price based upon the adjustments agreed to by the parties in the Third Amendment to the Purchase Agreement and in this Agreement. The parties will agree to a revised Exhibit 8.1 within sixty (60) days thereafter.

6.       RESERVATION OF RIGHTS.
         Except with regard to the matters expressly dealt with in this Agreement, nothing in this Agreement shall be deemed to be a waiver by either Party of any right that such Party may have under and in accordance with the terms of the Purchase Agreement as amended hereby, or an agreement to forbear from exercising any right or remedy with respect to any provision in the Purchase Agreement including
         Sections 15 and 18. Purchaser specifically reserves its rights and remedies under the Purchase Agreement, the documents delivered in connection therewith and applicable law.

7.       NOTICES.
         All notices, statements and other communications to be given with respect to this Agreement shall be in the English language and sent by registered mail, by facsimile transmission or by messenger to the parties at the following addresses or at such other addresses as shall be specified by the parties:

                  If to Seller:             BASF Aktiengesellschaft
                                            Central Legal Department
                                            67056 Ludwigshafen, Germany
                                            Fax: 49-621-60-20410

                  If to Purchaser:          Abbott Laboratories
                                            D-364, Bldg. AP6D
                                            100 Abbott Park Road
                                            Abbott Park, IL 60064-6020
                                            Fax: 847-938-6277
                                            Attn: General Counsel

8.       ENTIRE AGREEMENT; WRITTEN FORM.
         (a) Except with regard to the matters expressly dealt with in this Agreement, the Purchase Agreement shall remain in full force and effect and, together with this Agreement and the Disclosure Letter, shall constitute the entire agreement of the Parties with respect to the subject thereof and hereof and supercede all other prior agreements and undertakings both written and oral among the Parties with respect to the subject matter thereof and hereof. In the event of any translation of this Agreement, the English version shall govern.
         (b) Any changes in this Agreement, including, but not limited to, this clause shall only be valid if made in writing and executed by both Seller and Purchaser or, if necessary, in a stricter form.

9. ASSIGNMENT. Neither Seller nor Purchaser may assign any rights or obligations under this Agreement to any third party without the consent of the respective other Party.

10.      GOVERNMENT LAW; JURISDICTION.
         (a) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without regard to its choice of law rules.
         (b) Except as otherwise expressly stated elsewhere in this Agreement, all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Rules of the German Institute of Arbitration e.V. (DIS) without recourse to the ordinary courts of law, provided that the Chairman of the Arbitral Tribunal shall not be of the same nationality as that of any of the parties to a given dispute. The place of arbitration shall be Frankfurt, Germany; the language of the arbitration shall be English.

11.      EXPENSES.
         (a) Except as specifically provided otherwise in this Agreement, each Party shall bear its own expenses and fees (including attorneys', accountants', consultants' and advisors' fees) in connection with this Agreement or any of the actions contemplated herein.
         (b) Fees and costs triggered by the implementation of this Agreement, including but not limited to any notarial fees, any transfer or sales Tax (including any value added Tax and stamp duties and property transfer Tax according to Section 5, Paragraph 3 Grunderwerbssteuergesetz) and any registration or publication fees shall be borne by Purchaser.

12.      SEVERABILITY.
         Should any of the provisions of this Agreement be or become fully or partly invalid or unenforceable, the remainder of the Agreement shall be valid or enforceable. The invalid or unenforceable provision shall be replaced by a provision which shall come as close as possible to the economic purpose of the invalid provision. Any gaps in this Agreement shall be filled by a provision which the parties as prudent businessmen would be in good faith have agreed to, had they considered the matter not covered by this Agreement.

This deed and the Exhibits 1 and 4 were read aloud in the presence of the deputy notary and signed in their own hands by the persons appearing and the deputy notary.

The Exhibits 2, 3 and 3a have been shown to the persons appearing; they waived reading and signed them page by page:

[ILLEGIBLE]

[ILLEGIBLE]

[ILLEGIBLE]

[SEAL OF DR. GERHARD PILGER NOTAR IN FRANKFURT AM MAIN]

 EXHIBIT 1


                               IT DISENTANGLEMENT

                                  JANUARY 2002

                              DISENTANGLEMENT COST

      - During the integration of BASF-Pharma, Abbott incurred unanticipated costs for the extrication from the BASF supported IT environment.

      - Costs incurred based on decisions supporting Abbott's business requirements were not included in the disentanglement costs summarized on pages 16-20.

                           DUE DILIGENCE CONCLUSIONS

      - During the due diligence process, BASF provided documents leading to the following seven conclusions:

            1. BASF-Pharma "operates largely as an independent company" consisting of a "fully separated IT System" and operated on a "near stand-alone basis" to BASF.

            2. SAP was the pervasive enterprise application throughout the worldwide BASF-Pharma organization.

                           DUE DILIGENCE CONCLUSIONS

            3. Lotus Notes was the pervasive groupware and e-mail system throughout BASF-Pharma.

            4. Siebel had been selected as the standard SFA (Sales Force Automation) system and had been deployed throughout BASF-Pharma.

            5. LABSQ had been selected as the standard LIMS (Laboratory Information Management System) and was deployed throughout BASF-Pharma.

                            DUE DILIGENCE CONCLUSIONS

            6. Documentum had been selected as the standard document management system and was deployed throughout BASF-Pharma.

            7. Oracle had been selected as the standard database and was deployed throughout BASF-Pharma.

IT ENVIRONMENT EXPECTATIONS

    - The aforementioned seven conclusions resulted in the the following expectations:

            1. Abbott would acquire substantial worldwide SAP implementations which would require minimal extraction from BASF.
            2.    BASF-Pharma operated in a global SAP environment.
            3. Lotus Notes groupware technology was used pervasively to communicate throughout the enterprise. Groupware and e-mail technologies other than Notes would not be encountered.

IT ENVIRONMENT EXPECTATIONS

            4.    A standard LIMS application (LABSQ) was globally deployed.
            5.    A standard SFA (Siebel) was globally deployed.
            6. A common database platform (Oracle) was globally deployed. License transfers were partially addressed in the purchase agreement amendment document.
            7. A common document management application (Documentum) was globally deployed.

IT ENVIRONMENT EXPECTATIONS

            8. Wide Area Network (WAN) components (routers, modems, etc) were owned and operated by BASF-Pharma. This was addressed in the purchase agreement amendment document.
            9. Local Area Network (LAN) components were owned and operated by BASF-Pharma and operated independently of BASF. This was addressed in the purchase agreement amendment document.
            10.   BASF-Pharma owned and operated their own data centers.

IT ENVIRONMENT EXPECTATIONS

            11. BASF-Pharma possessed clear ownership of software licenses and would be able to provide proof of ownership for software installed on their computing platforms. License count transfer was addressed in the purchase agreement amendment document.
            12. Very limited or no segregation between BASF's and Abbott's respective networks would be required due to the "fully separated nature" of the IT system.
            13. BASF-Pharma was performing their own network account administration

IT ENVIRONMENT EXPECTATIONS

            14. BASF-Pharma owned or was named leaseholder for all computing technology.
            15. BASF-Pharma owned or was named leaseholder for telephone equipment.

                             ACTUAL IT ENVIRONMENT

- Abbott IT professionals encountered an IT environment significantly different than the one proposed in the data room documents.

                           US ENTANGLEMENT BACKGROUND

-    The degree of BASF intercompany reliance was near absolute.

- Most business processes for the US, BBC (now known as ABC), and Canada were handled out of a central instance of SAP, known as CAT (Continental Americas Template) housed in the BASF data center in Mount Olive, NJ. Business functions supported by this application included supply chain, manufacturing and finance.

- An additional SAP instance housed in Mount Olive, NJ, known as TSP, processed some of the technical purchasing needs and plant maintenance records.

- All network infrastructure, including e-mail, telecommunications and most voice communications was managed by BASF corporate and charged back to the operating companies.

                              EUROPE ENTANGLEMENT
                                   BACKGROUND


- Most of the telecommunications infrastructure and some application support was handled by BASF. Additionally, the global Novell Directory Services
     (NDS) network security was developed and maintained by BASF in Ludwigshafen.

- NDS is the network authentication model used throughout the world for those people logging into the BASF network and is therefore, highly integrated into the BASF network security model. All sites allowing BASF network access use this security capability.

- Intercompany IT reliance varied significantly by site and installed technology. Some sites, such as Ludwigshafen, Italy, Spain and the UK, offered greater disentanglement obstacles due to higher level of business application intercompany IT reliance. Others sites, such as those in the eastern European countries and Portugal, have less reliance on BASF application support.

- Additionally, some affiliate locations house both BASF and Abbott employees. This co-location of employees introduces additional complexity including segregation of the Abbott people from the BASF network (and visa versa) and voice communications.

- BASF Notes e-mail infrastructure support was site specific with some sites relying on BASF and others operating independently.

                            OTHER EX-US ENTANGLEMENT
                                   BACKGROUND


LATIN AMERICA:

- Much of the telecommunications infrastructure and some applications support was handled by BASF. The degree of entanglement varied significantly by site and installed technology.

- Columbia's business processes were being supported by the CAT template housed in Mount Olive, NJ. Other sites, such as Brazil, operated somewhat independently and offered less disentanglement complexities.

- BASF Notes e-mail infrastructure support was site specific with some sites relying on BASF and others operating independently.

PACIFIC ASIA AFRICA:

- Offered the least amount of disentanglement from BASF. However, due to the lack of BASF corporate IT infrastructure and standard application deployment, little technical detail was available.

- Site surveys and visits were conducted throughout March and April to determine the amount of entanglement, technology deployment and number of connected locations.

- Few sites possessed connections to the BASF network and relied on Internet mail for e-mail communications back to BASF. BASF business application support was minimal.

                             ACTUAL IT ENVIRONMENT

- These IT environmental differences caused Abbott to invest in application and infrastructure disentanglement in order to remove the dependence on BASF. These investments were unexpected, given BASF's provided documentation. These costs are summarized on pages 16-20.

                           ESTIMATED DISENTANGLEMENT
                           COSTS BY GEOGRAPHY ($000)

                                                             Total
                                                             -----
US application disentanglement                               6,222
US infrastructure                                            6,257
Total US                                                    12,479

Ex-US application                                            3,647
Ex-US infrastructure                                         8,877
Total Ex-US                                                 12,524

Grand Total                                                 25,003*

* Proposed amount to be reimbursed by BASF.

                                US APPLICATION
                         DISENTANGLEMENT COSTS ($000)

Item                                                         Total
----                                                         -----

Order processing and EDI                                       341
HR and Financial systems                                       872
CAT extraction from Mount Olive                              4,486
R & D server relocation                                        400
Transfer SPRINT data to US                                     100
Disentanglement travel expenses                                 23

Total                                                        6,222

                               US INFRASTRUCTURE
                         DISENTANGLEMENT COSTS ($000)

Item                                                         Total
----                                                         -----

Wide area network                                              172
(routers, switches, phone systems, firewalls)
Disentangle from BASF Novell security                        2,991
(including Notes disentanglement)
Oracle and MDL licenses                                      2,429
(difference between Abbott and BASF licenses)
Desktop migration                                              665
(transition from BASF owned lease)

Total                                                        6,257

                               EX-US APPLICATION
                         DISENTANGLEMENT COSTS ($000)

Item                                                         Total
----                                                         -----

Ludwigshafen data center                                     3,408
MSS sales system                                                54
Netherlands migration from MUCCS                                44
Spain H/R disentanglement                                       51
Italy AS/400                                                    90

Total                                                        3,647

                               EX-US INFRASTRUCTURE
                         DISENTANGLEMENT COSTS ($000)

Item                                                         Total
----                                                         -----

Wide area network                                            2,422
(routers, switches, phone systems, firewalls)
Disentangle from BASF Novell security                        6,329
(including Notes disentanglement)
Oracle licenses                                                126
(difference between Abbott and BASF licensing practice)

Total                                                        8,877

EXHIBIT 2

                         SIBUTRAMINE EU CLINICAL STUDY
                              EXTERNAL COSTS ONLY

               Activity                      2002-2008 Costs ($MM)
               --------                      ---------------------
     Staffing                                     $  7.86
     Operating                                    $  2.11
     Overhead                                     $  2.99
     Contingency                                  $  1.14
     Nat. Co-ord.                                 $  3.01
     Meetings/Travel                              $ 14.73
     Investigator Fees                            $ 60.00
     Other Expenses                               $  5.00

          Subtotal                                $ 96.84

     Laboratory Tests                             $  2.50

     CRO Costs                                    $ 22.60

     Total External Costs                         $121.94

     Clinical Costs per BASF
     Senior Management
     discussions/due diligence.                   $ 67.50
     (Euro 75 MM).

     Difference                                   $ 54.44

     Comments
     - The above clinical study reflects 12,800 patients (consistent with BASF estimate of 12,500).
     -    The CPMP has approved the protocol for this study.
     - The above clinical cost estimate reflects external costs only. We are in the process of preparing internal cost estimates for this clinical study.

Exhibit 3

                                                                    Confidential

                              ABBOTT LABORATORIES
          TOTAL WORLDWIDE PROTIUM -- NPV IMPACT PER THE BASF CONTRACT
                                     ($MM)

                                         Last 9 Mo
                                              2001      2002      2003      2004      2005      2006
                                         ---------      ----      ----      ----      ----      ----
TOTAL ABBOTT NET SALES                        24,0      35,0      37,0      39,0      41,0      43,0

EARNINGS BEFORE INTEREST & TAXES               7,9      11,6      14,1      14,8      17,6      18,5

WORKING CAPITAL CASH FLOW                     (5,8)     (2,7)     (0,6)     (0,5)     (0,5)     (0,5)
                                              ----      ----      ----      ----      ----      ----

TOTAL CASH FLOW                                2,1       8,9      13,5      14,4      17,0      18,0

                               2001-2006     NPV @ 12.5%          51,4

                                   EXHIBIT 3a

                                              2002      2003      2004      2005      2006
                                              ----      ----      ----      ----      ----
Total Abbott Net Sales of Pantoprazole
(Protium)                                     40.3      43.7      46.9      49.3       8.8

Promotional Fee paid to Abbott (28% of
Net Sales)*                                   11.3      12.2      10.7       0.0       0.0

NPV @ 12.5% (Fees paid to Abbott by BASF)     30.6

     * 28% of Net Sales until $30.6 MM is paid (NPV basis).

Net Sales will be calculated using the exchange rate used by Purchaser for its financial accounting and reporting purposes.

EXHIBIT 4


BELGIUM: In regard of the pension entitlements as of March 02, 2001 of members who elected to transfer their past service pension benefits from Seller to Purchaser, Seller shall procure that the amount of 913,049.19 EUR (assumed payment date: March 10, 2002) is paid to an account to be specified by Purchaser.

BRAZIL (PENSION PLAN): In regard of the Pension Liabilities as of March 02, 2001 Seller shall procure that (i) for the non contributing members with a DB-minimum benefit the amount of 567,639 BRL per annum for the period between March 02, 2001 and the actual date of payment plus 6% interest per annum for the period between March 02, 2001 and the actual date of payment and (ii) for the DC-members and former Knoll employees with a vested DC-benefit entitlement the amount of 4,642,390 BRL increased with the net return of invested assets under the Knoll section for the period between March 02, 2001 and the actual date of payment are paid to an account to be specified by Purchaser. An excess of pension assets over the Pension Liabilities will be credited to all the Knoll section members and non-members based on the individual DC accounts for the contributing and vested DC-members, the present value of the current pension benefit paid for the pensioners and the PBO-value of the minimum DB-benefit of non-contributing plan members. The respective actions are described in a document called "Termo de Retirada da Patrocinadora Knoll Produtos Quimicos e Farmaceuticos Ltda. do Plano de Aposentadoria da BASF Sociedade de Previdencia Privada" signed by BASF S.A. and Abbott Laboratorios do Brasil Ltda. dated January 14, 2002.

BRAZIL (GENERAL MANAGER): BASF hereby transfers the former International Group Insurance Contract (insured with Victoria; policy number GV 2693594/30) financing the Pension Liabilities for the General Manager to Purchaser with effect of March 02, 2001.

CANADA: In regard of the Pension Liabilities as of March 02, 2001 Seller shall procure that the amount of 5,071,131 CAD plus 6% interest per annum for the period between March 02, 2001 and the actual date of payment is paid to an account to be specified by Purchaser.

IRELAND: With regard to the Pension Liabilities as of March 02, 2001 of members who elect to transfer their past service pension benefits from Seller to Purchaser, Seller shall procure that the amounts per employee specified in the report of the Seller's actuary Towers Perrin dated June 29, 2001 adjusted as per the email from Seller's actuary dated September 04, 2001 as confirmed by Purchaser's actuary Hewitt plus 6% interest per annum for the period between March 02, 2001 and the actual date of payment is paid to an account to be specified by Purchaser plus contributions made during the participation period including adequate interest, less an agreed administration charge and less a deduction of risk premiums for insured death-in service benefits paid by the Seller for the Knoll employees during the participation period in Seller's Group Pension Arrangement.

NETHERLANDS: As the Knoll/Abbott company in the Netherlands wishes to stay in the BASF Group Insurance Separate Account Arrangement (insured with Zwitser Leven; policy number GN 3513) until December 31, 2002 (i) Purchaser agrees to pay the necessary contributions and administration charges, the latter being determined proportionately to Knoll's policy reserve as compared with the total policy reserve under the BASF Group Insurance Separate Account Arrangement, for the participation period after March 02, 2001, and Seller shall procure that (ii) dividends achieved under the separate accounting will be appropriately paid back to the Knoll/Abbott company in the Netherlands during the participation period and (iii) an amount equal to the policy reserve (any possible free reserves or provisions excluded) as of December 31, 2002 for all Knoll-members transferring their past service pension benefits to a pension arrangement of Purchaser in fulfilment of their Pension Liabilities as of December 31, 2002 is paid to an account of an insurance company or pension fund according to the Pensioen-en Spaarfondsenwet (Pension and Savings
Act) further to be specified by Purchaser. If it is not possible to negotiate a reasonable policy separation prior to December 31, 2003, BASF agrees to maintain Abbott/Knoll in the BASF Group Insurance Separate Account Arrangement (until expiry) based upon the above said parameters.

UK: With regard to the Pension Liabilities as of March 02, 2001 of members who elected to transfer their past service pension benefits from Seller to Purchaser, Seller shall procure that the amounts per employee specified in the actuarial report of Seller's actuary Towers Perrin as confirmed by Purchaser's actuary Hewitt plus 6% interest per annum for the period between March 02, 2001 and the actual date of payment is paid to an account to be specified by Purchaser plus contributions made during the participation period including adequate interest, less an agreed administration charge and less a deduction of risk premiums for insured death-in service benefits paid by the Seller for the Knoll employees during the participation period in Seller's Group Pension Arrangement.

                                                          BEGLAUBIGTE ABSCHRIFT


                                POWER OF ATTORNEY

I, the undersigned

                              Michael G. Strohmeier
                            with business address at
                           Jones, Day, Reavis & Pogue
                             Chicago, Illinois, USA

hereby grant a substitute power of attorney on behalf of

                              Abbott Laboratories
                           Abbott Park, Illinois, USA
                     -hereinafter referred to as the "Company"-

to

                               Ansgar C. Rempp
                                Jens U. Boeck
                               and Ercan Acikel
                         each with business address at
                           Jones, Day, Reavis & Pogue
                                 Frankfurt, Germany

according to the power of attorney dated February 23, 2001 granted to me by the Company (the "Original Power of Attorney"), a copy of which is attached hereto, to individually represent the Company within the scope and limitations provided for by the Original Power of Attorney.

Illinois, July 19, 2001

/s/ MICHAEL G. STROHMEIER
-------------------------------------
Michael G. Strohmeier


SUBSCRIBED AND SWORN TO                     ----------------------------------
before me this 19th day of July, 2001                "OFFICIAL SEAL"
                                                      SONIA ARCHER
/s/ Sonia Archer                             Notary Public, State of Illinois
-------------------------------------         My Commission Expires 08/26/03
Notary Public                               ----------------------------------

                                POWER OF ATTORNEY

We, the undersigned company

                               Abbott Laboratories
                            Abbott Park, Illinois, USA
                      hereinafter referred to as the "Company"

hereby grant powers of attorney to

                                James L. Tyree
                            with business address at
                               Abbott Laboratories
                           Abbott Park, Illinois, USA

                                 Brian J. Smith
                           with business address at
                               Abbott Laboratories
                           Abbott Park, Illinois, USA

                             Charles N. Bensinger III
                             with business address at
                            Jones, Day, Reavis & Pogue
                              Chicago, Illinois, USA

                                      and

                              Michael G. Strohmeier
                            with business address at
                           Jones, Day, Reavis & Pogue
                             Chicago, Illinois, USA


to individually represent the Company in connection with the transactions contemplated by the purchase agreement dated as of December 14, 2000 (the "Purchase Agreement") between BASF Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("BASF") and the Company, including, but not limited to, (i) any amendments to the Purchase Agreement; (ii) the sale of all of the issued and outstanding shares of capital stock of (a) Knoll AG, a stock corporation organized under the laws of the Federal Republic of Germany, and (b) BASF Pharmaceutical Corporation, a Delaware corporation; (iii) the sale to the Company and/or any of its subsidiaries of all of shares capital stock or other equity interests directly or indirectly owned by BASF; (iv) the sale and transfer of certain patents, trademarks, tradenames and other intellectual property, and to enter into any kinds of agreements and commitments, including the right to grant substitute and additional powers of attorney, as any of them deem necessary and appropriate in connection therewith.

Our representatives shall be authorized to make all statements they deem necessary or appropriate in this context. Furthermore, our representatives shall be released from the restrictions set forth in Section 181 of the German Civil Code.

ABBOTT LABORATORIES

Illinois, 23 day of February, 2001.


by :


/s/ Gary P. Coughlan
----------------------------------------
Gary P. Coughlan, Senior Vice President,
Finance and Chief Financial Officer

STATE OF ILLINOIS    )
                     ) ss.
COUNTY OF LAKE       )


      The undersigned, a Notary Public in and for the County and State aforesaid, does hereby certify that Gary P. Coughlan, personally known to me to be a duly appointed officer of Abbott Laboratories, an Illinois corporation, appeared before me this day in person and acknowledged under oath that in such capacity he or she signed and delivered this certificate pursuant to authority duly given to him by said corporation.

      GIVEN under my hand and seal this 23 day of February, 2001.




                              /s/ Judith Pacheco
                              ----------------------
                              Notary Public   ---------------------------------
                                                        OFFICIAL SEAL
                                                       Judith Pacheco
                                               Notary Public, State of Illinois
                                                 My Commission Expires 10/4/03
                                              ---------------------------------



My Commission expires: 10/4/03

Die wortliche Ubereinstimmung vorstehender Ablichtung mit der mir vorliegenden Urschrift beglaubige ich hiermit.


Frankfurt am Main, den 11. Marz 2002




                                                  /s/ Dr. Mattke
                               [SEAL]                 Dr. Mattke
                                             als amtlich bestellter Vertrater
                                               des Notars Dr. Gerhard Pilger

                                                          BEGLAUBIGTE ABSCHRIFT
BASF Aktiengesellschaft                                           BASF




                                     VOLLMACHT



Hiermit erteilen wir

                           Frau Tanja Brandner
                           geschaftsansassig
                           Pilger & Mattke
                           Wiesenau 43
                           60323 Frankfurt am Main

Vollmacht, BASF Aktiengesellschaft bei der notariellen Beurkundung des beigefugten "Agreement" zwischen BASF Aktiengesellschaft und Abbott Laboratories am 11.03.2002 zu vertreten.


Ludwigshafen, 11.03.2002

BASF Aktiengesellschaft


/s/ DR. THOMAS BECKER                  /s/ WOLFGANG WONDE
-----------------------------          ------------------
Dr. Thomas Becker                      Wolfgang Wonde
(Prokurist)                            (Prokurist)



Telefon +49 821 50-0 (Vermittlung)      Sitz der Gessellschaft:                      Aufsichtsratavorsitzender; Berthold Leibinger
Telefax +49 821 60-42525 (Zentrale)     67056 Ludwigshafen, Deutschland              Vorstend: Jurgen Strube, Vorsitzender;
Telex 45499-0 bas d (Vermittlung)       Registergericht: Amtsgericht Ludwigshafen    Max Dietrich Kjey, steliv, Vorsitzender;
E-Mail: Info.service@basf-ag.de         Eintragungsnummer: HRB 3000                  Helmut Becks; John Feldmann;
Internet: www.basf.de                   Bankverbindung:                              Jurgen Hambrecht; Klaus Peter Lubbe;
                                        Wintershall Bank GmbH 34119 Kassel,          Stefan Marcinowski; Peter Oakley;
                                        Girokonto 400 505 (BLZ 520 200 00)           Eggert Voscherau